EXHIBIT 99.1

FOR RELEASE ON: March 3, 2011 at 7:30 a.m. ET

CONTACT: Dan Behrendt Chief Financial Officer

TASER International, Inc.

(480) 905-2000

TASER International Authorizes Stock Buy-Back Program
for up to $12.5 Million of Company Stock

SCOTTSDALE, Ariz., March 3, 2011 — TASER International, Inc. (NASDAQ: TASR), a global provider of safety technologies that prevent conflict, protect life and resolve disputes, today announced that the Board of Directors of TASER International, Inc. adopted a resolution approving a stock buy-back program authorizing the Company to purchase up to $12.5 million of the Company’s common stock subject to stock market conditions and corporate considerations.

“We believe that the Company’s strong cash position together with its cash generation capabilities, substantial growth prospects, and the fact that the current price of the Company’s common stock does not reflect the long-term value justify a stock buy-back program to return cash to stockholders,” stated Tom Smith, Chairman of the Board of TASER International, Inc. “As we continue to invest in our new business opportunities for that growth, the repurchase of our stock represents another attractive investment opportunity before us at this time. We are pleased that our sound balance sheet enables us to efficiently return capital to our stockholders. We believe that this stock buy-back will be accretive to earnings while simultaneously continuing our investment in long-term growth initiatives,” concluded Smith.

About TASER International, Inc.

TASER International, Inc., (NASDAQ:TASR) is a global provider of safety technologies that prevent conflict and protect life. More than 16,000 public safety agencies in 40 countries rely on TASER electronic control devices (ECDs) and AXON™ on-officer camera systems to help protect and serve. TASER innovations benefit individuals and families too; providing personal protection and accountability while maintaining regard for life. Since 1994, more than 230,000 individuals have relied on TASER technology as a means for effective personal safety. Learn more about TASER International and its solutions at www.TASER.com, www.Evidence.com and www.Protector.com or by calling (800) 978-2737. Be a part of the TASER community by joining us on Facebook, Twitter and YouTube.

Note to Investors

To review the TASER International Safe Harbor Statement, please visit our Investor Relations Safe Harbor Statement at www.TASER.com/safeharbor.

For investor relations information please contact Katie Pyra by phone at 480-515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.

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